Exhibit 10.21

JAMBA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This sets forth the Non-employee Director Compensation Policy (the “Policy”) of Jamba, Inc. (the “Company”), as adopted by the Compensation Committee of the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Compensation Committee or the Board. The cash compensation and option grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary (each, an “Eligible Director”) who may be eligible to receive such cash compensation or options. Members of the Company’s Board shall not be entitled to receive any other compensation for service on the Board.

1.	Cash Compensation.

Payment Amount. Each Eligible Director serving as a member of the Board at the beginning of the Company’s fiscal year shall be eligible to receive an annual retainer of $60,000 for service on the Board. In addition, an Eligible Director serving at the beginning of the Company’s fiscal year as:

•	Chairman of the Board shall be eligible to receive an additional annual retainer of $40,000 for such service.

•	Chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.

•	Chairman of the Compensation and Executive Development Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

•	Chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

Payment Schedule and Vesting. The annual retainers for service on the Board and as chairman of committees of the Board as set forth above shall be paid by the Company in quarterly installments as soon as practicable after the end of each of the Company’s fiscal quarters for which the Eligible Director shall have served. If any Eligible Director holds office as a director of the Board for less than a full Company fiscal year, the Eligible Director’s shall only be entitled to the portion of the annual retainer payable through the end of the last full fiscal quarter for which the Eligible Director shall have served.

New Directors. In the event a new Eligible Director is elected or appointed to the Board, such Eligible Director shall be eligible to receive as compensation for service as a member of the Board or as chairman of committees of the Board as set forth above a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the beginning of the Company’s fiscal year, payable by the Company in quarterly installments as soon as practicable after the end of each of the Company’s full fiscal quarters for which the Eligible Director shall have served.

Initial Payment. Eligible Directors as of the date of the adoption of this Policy who serve as a member of the Board or as chairman of committees of the Board as set forth above through the close of business on January 9, 2007 shall be paid by the Company a pro-rated amount of their applicable annual retainer as set forth above based upon a deemed six weeks of service (based upon a 52-week year).

2.	Equity Compensation.

Grant Amount. Eligible Directors who are elected by the Company’s stockholders to serve as a director of the Company at the Company’s Annual Stockholders Meeting shall be entitled to receive from the Company an annual grant of equity-based compensation consisting of an option to purchase 30,000 shares of the Company’s Common Stock under the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”). The options shall be Non-Qualified Options (as defined in the Plan). Each year the Compensation Committee or the Board shall discuss and review the appropriateness of the annual amount of options to be granted and make any adjustments to the amount to be granted as they may deem appropriate, utilizing the same valuation methodologies under Generally Accepted Accounting Principles as utilized in assessing the Company’s other equity compensation to its management team members.

Grant Date and Vesting. The Company shall issue the options to Eligible Directors on the date of the Company’s Annual Stockholders Meeting each year, with the exercise price for the options being the Fair Market Value (as defined in the Plan) on such date. The options shall vest over a one year period in four equal installments, with 25% of the shares subject to the option vesting on each three month period following the Company’s annual stockholder meeting, subject to the Eligible Director’s continued Board service; provided, however, that if the Company’s Annual Stockholders Meeting for the following year occurs prior to the end of the one year period, the options for such Eligible Directors who serve until such Annual Stockholders Meeting shall become completed vested upon such Annual Stockholders Meeting.

New Directors. In the event a new Eligible Director is elected or appointed to the Board on a date other than the Company’s Annual Stockholders Meeting, the Compensation Committee or the Board shall have authority to determine, at its sole discretion, such Eligible Director’s eligibility to receive any pro-rated amounts of any annual option grant.

Initial Grant. Eligible Directors as of the date of the adoption of this policy shall be entitled to receive from the Company an initial grant of equity-based compensation consisting of an option to purchase 15,500 shares of the Company’s Common Stock under the Plan, with the exercise price for the options being the Fair Market Value (as defined in the Plan) on such date. The options shall be Non-Qualified Options (as defined in the Plan) and shall vest over a period ending upon the completion of the Company’s 2007 Annual Stockholders meeting in two equal installments, with 50% of the shares subject to the option vesting at the close of business on March 5, 2007 and the remaining 50% of the shares subject to the option vesting upon the completion of the Company’s 2007 Annual Stockholders Meeting, subject to the Eligible Director’s continued Board service for the relevant period.

3.	Expense Reimbursement. All Eligible Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses incident thereto. The Company shall make reimbursement to an Eligible Director within a reasonable amount of time following submission by the Eligible Director of reasonable written substantiation for the expenses.

Adopted November 29, 2006